Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is made and entered into by and between Suping Liu Cheung (“Executive”) and Marrone Bio Innovations, Inc., a Delaware corporation (the “Company”), effective as of Executive’s first date of employment by the Company (the “Effective Date”).

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change in control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined herein) of the Company.

2. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company upon a Change in Control for the benefit of its stockholders.

3. The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment following a Change in Control. The severance benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

4. Certain capitalized terms used in the Agreement are defined on Exhibit A hereto.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.

2. Severance Benefits.

(a) Involuntary Termination In Connection with a Change in Control. If (i) Executive terminates his or her employment with the Company (or any parent, subsidiary or successor of the Company) for Good Reason (as defined herein) or (ii) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment without Cause (as defined herein), and either such termination is In Connection with a Change in Control, Executive will receive the following severance benefits from the Company, provided that Executive signs and does not revoke the release as required by Section 3(a) and complies with the covenants set forth in Sections 3(b)-(d):

(i) Severance Payment. Executive will receive a single lump sum severance payment (less applicable withholding taxes) in an amount equal to twelve (12) months of Executive’s annual salary, determined at a rate equal to the greater of (A) Executive’s annual salary as in effect immediately prior to the Change in Control, or (B) Executive’s then current annual salary as of the date of such termination.

(ii) Equity Awards. One hundred percent (100%) of Executive’s then outstanding and unvested Equity Awards as of the date of Executive’s termination of employment will become vested, all restrictions and repurchase rights will lapse, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. The Equity Awards will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement

(iii) Bonus Payment. Executive will receive a single lump sum cash payment (less applicable withholding taxes) in an amount equal to 20% of the Executive’s then-current base salary, prorated based on the percentage of the current year completed prior to Executive’s termination.

(iv) Benefits. If the Executive, and any spouse and/or dependents of the Executive (“Family Members”), has coverage on the date of his or her termination under a group health plan sponsored by the Company, the Company agrees to pay for health continuation coverage premiums for Executive and his or her Family Members at the same level of health coverage as in effect on the day immediately preceding the date of termination; provided, however, that (1) Executive constitutes a qualified beneficiary, as defined in Section 4980(B)(g)(1) of the Code; and (2) Executive elects continuation coverage pursuant to the COBRA, within the time period prescribed pursuant to COBRA. The Company will pay such COBRA premiums to provide for continuation benefits on behalf of the Executive and his or her Family Members for twelve (12) months following the date of his or her termination. Executive will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for any remaining COBRA period. Notwithstanding the foregoing, in the event that the Company determines, in its sole discretion, that the Company may be subject to a tax or penalty pursuant to Section 4980D of the Code as a result of providing some or all of the payments described in this Section 2(a)(iv), the Company may reduce or eliminate its obligations under this Section 2(a)(iv) to the extent it deems necessary, with no offset or other consideration required.

(b) Timing of Severance Payments. Subject to Section 8 of this Agreement, the Company will pay or, as applicable, commence payment of the cash severance payments to which Executive is entitled under this Agreement in accordance with Section 3 of this Agreement.

(c) Voluntary Resignation; Termination For Cause. If, at any time prior to or after a Change in Control, Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Equity Award agreement.

(d) Disability; Death. If, at any time prior to or after a Change in Control, the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his or her death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Equity Award agreement.

(e) Exclusive Remedy; Effect of Other Agreements.

(i) The provisions of this Agreement supersede and the provisions of the Original Offer Letter as to any matters expressly covered by this Agreement. The provisions of the Original Offer Letter shall continue to apply as to any matters not expressly covered by this Agreement.

(ii) Except as provided in subsection (e)(i) above, (A) the provisions of this Section 2 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement and (B) Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment, other than those benefits expressly set forth in this Section 2 or as may be provided in any Equity Award.

(iii) The Executive acknowledges and agrees that, except as expressly in this Section 2, the Executive does not have, is not eligible for, entitled to, and shall not receive (i) any other compensation or benefits except to the extent provided by the Board, (ii) any further stock options or other equity grants or awards or (iii) any further rights, title or interest in or to (A) the Company or any Subsidiary or (B) any of their respective businesses, properties or assets.

3. Conditions to Receipt of Severance; Additional Obligations.

(a) Release. The receipt of any severance or other benefits pursuant to Section 2 will be subject to Executive signing and not revoking a release of claims agreement in a form reasonably acceptable to the Company, and such release becoming effective and irrevocable within sixty (60) days of Executive’s termination or such earlier deadline required by the release (such deadline, the “Release Deadline”). No severance or other benefits will be paid or provided until the release of claims agreement becomes effective and irrevocable, and any severance amounts or benefits otherwise payable between the date of Executive’s termination and the date such release becomes effective shall be paid on the effective date of such release. Notwithstanding the foregoing, and subject to the release becoming effective and irrevocable by the Release Deadline, any severance payments or benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 8(a)) shall be paid on the sixtieth (60th) day following Executive’s “separation from service” within the meaning of Section 409A of the Code, or, if later, such time as required by Section 8(a). If the release does not become effective by the Release Deadline, Executive will forfeit all rights to severance payments and benefits under this Agreement.

(b) Non-Solicitation. Executive agrees that, while Executive is employed by the Company and for one (1) year thereafter, Executive shall not, in any capacity, whether for his or her own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, (a) solicit, divert or encourage any officers, directors, employees, agents, consultants or representatives of the Company (including any subsidiary), to terminate his, her or its relationship with the Company (including any subsidiary), (b) hire any such officer, director, employee, consultant or representative so solicited, diverted or encouraged, (c) solicit, divert or encourage any officers, directors, employees, agents, consultants or representatives of the Company (including any subsidiary) to become officers, directors, employees, agents, consultants or representatives of another business, enterprise or entity, or (d) hire any employee of the Company (including any subsidiary) who has left the employment of the Company (including any subsidiary) (other than as a result of the termination of such employee’s employment by the Company (including any subsidiary)) within 9 months of termination of such employee’s employment; provided, that solicitations incidental to general advertising or other general solicitations in the ordinary course not specifically targeted at such persons and employment of any person not otherwise solicited in violation hereof shall not be considered a violation of this Section 3(b). In addition, the Executive shall not be in violation of this Section 3(b) solely by providing a reference for a former employee of the Company.

(c) Non-Disparagement.

(i) Executive agrees that, while Executive is employed by the Company and for two (2) years thereafter, Executive shall not, directly or indirectly, (A) make any statement, whether in commercial or non-commercial speech, disparaging or criticizing in any way the Company or any of its subsidiaries or affiliates, or any products or services offered by any of these entities, or (B) engage in any other conduct or make any other statement that, in each case, should reasonably be expected to impair the goodwill or reputation of the Company; provided, however, that nothing herein or elsewhere shall prevent Executive from making truthful disclosures or statements (x) reasonably necessary in connection with any litigation, arbitration or mediation or (y) as required by law or by any court, arbitrator, governmental body or other person with apparent authority to require such disclosures or statements.

(ii) While Executive is employed by the Company and for two (2) years thereafter, no executive officer of the Company with the title of Senior Vice President and above shall, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement, calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon Executive; provided, however, that nothing herein or elsewhere shall prevent such individual from making truthful disclosures or statements (x) reasonably necessary in connection with any litigation, arbitration or mediation or (y) as required by law or by any court, arbitrator, governmental body or other person with apparent authority to require such disclosures or statements.

(d) Confidentiality Agreement. The Executive acknowledges and agrees that his obligations under the Confidentiality Agreement shall continue in full force and effect, including after the Termination Date. Executive’s receipt of any payments or benefits under Section 2 will be subject to (i) Executive continuing to comply with the terms of any form of confidential information agreement (d) (ii) on Termination Date, the Executive shall have surrendered to the Company (or, in accordance with the Termination Certificate, shall have deleted or destroyed) the personal property of the Company in Executive’s possession or control.

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

4. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 2 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4 will be made in writing by the Company’s independent public accountants immediately prior to a Change in Control or a “Big Four” national accounting firm selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes in the absence of manifest error. The Accountants shall provide Executive with a written report of its determinations hereunder, including reasonably detailed supporting calculations.. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4. Any reduction in payments and/or benefits required by this Section 4 shall occur in a manner necessary to provide Executive with the greatest economic benefit. If more than one manner of reduction of payments or benefits yields the greatest economic benefit, the payments and benefits shall be reduced pro rata. In no event will Executive exercise any discretion with respect to the ordering of any reduction of payments or benefits pursuant to this Section 4.

5. Successors.

(a) Company Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 5(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of the Company’s General Counsel.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 6(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date. The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

7. Arbitration. The Company and Executive each agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. If the parties cannot agree on an arbitrator, then the moving party may file a demand for arbitration with the Judicial Arbitration and Mediation Services (“JAMS”) in San Francisco County, California, who will be selected and appointed consistent with the Employment Arbitration Rules and Procedures of JAMS (the “JAMS Rules”), except that such arbitrator must have the qualifications set forth in this paragraph. Any arbitration will be conducted in a manner consistent with the JAMS Rules, supplemented by the California Rules of Civil Procedure. The parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Company’s form of confidential information agreement. The Company agrees to pay all expenses of arbitration, including JAMS administrative fees and artibtrator fees up to a cap of $10,000.

8. Code Section 409A.

(a) Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) or other severance benefits that otherwise are exempt from Section 409A (as defined below) pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be considered due or payable until Executive has a “separation from service” within the meaning of Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”). Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of his or her separation from service (other than due to Executive’s death), then the severance benefits payable to Executive under this Agreement that are considered deferred compensation under Section 409A, if any, and any other severance payments or separation benefits that are considered deferred compensation under Section 409A, if any (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following his or her separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent payments of Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. If Executive dies following his or her separation from service but prior to the six (6) month anniversary of his or her date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to Executive’s estate as soon as administratively practicable after the date of his or her death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(b) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

9. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(d) Integration. This Agreement, together with the form of confidential information agreement and the standard forms of Equity Award agreement that describe Executive’s outstanding Equity Awards (other than as such Equity Award agreements have been revised pursuant to this Agreement), represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. With respect to Equity Awards granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such Equity Awards except to the extent otherwise explicitly provided in the applicable Equity Award agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement between the Executive and the Company, the terms in this Agreement will prevail.

(e) Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision. The remainder of this Agreement shall be interpreted so as best to effect the intent of the Company and Executive.

(f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

MARRONE BIO INNOVATIONS, INC.

/s/ Linda V. Moore	/s/ Sue Cheung
Linda V. Moore	Signature

EVP and General Counsel	EMPLOYEE: Suping Liu Cheung

01/26/2021	01/25/2021
Date	Date

EXHIBIT A

DEFINITIONS

“Board” shall mean the Company’s Board of Directors.

“Cause” shall mean a determination by the Board that the Executive has (i) committed a material breach of this Agreement or any other material written policy of the Company, which breach is not cured to the satisfaction of the Board within fifteen days after written notice of such breach is provided to the Executive from the Board, (ii) failed to substantially perform the Executive’s duties to the Company (under this Agreement or otherwise), which failure is not cured to the satisfaction of the Board within fifteen days after written notice of such failure is provided to the Executive from the Board, (iii) failed to follow a reasonable and lawful policy or directive of the Board, which failure is not cured to the satisfaction of the Board within fifteen days after written notice of such failure is provided to the Executive from the Board, (iv) been indicted for any felony or convicted of a crime involving dishonesty or physical harm to any person, (v) engaged in dishonesty, unethical conduct, gross negligence or willful misconduct in the performance of his/her duties to the Company which has resulted in, or is reasonably expected to result in, material injury to the business or reputation of the Company, (vi) engaged in conduct which constitutes a material violation of federal or state law relating to the Company or its business, (vii) misappropriated assets of the Company, or (viii) been under the influence of alcohol or illegal drugs (or has engaged in abusive use of legal drugs) in performing his or her duties to the Company (which the Board has determined has materially adversely affected the Executive’s performance of his/her duties to the Company).

“Change in Control” shall mean any of the following transactions, provided, however, that the Company shall determine under parts (iii) and (iv) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; or

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or

(iii) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Company common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Company determines shall not be a Change in Control; or

(iv) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Company determines shall not be a Change in Control.

provided that any such transaction must also constitute a “change in the ownership or effective control, or in the ownership of a substantial portion of the assets” (as defined in Section 409A) of the Company.

“Confidentiality Agreement” shall mean Employee Confidential Information and Assignment of Inventions Agreement, dated as of the first date of Executive’s employment by Company between the Executive and the Company.

“Disability” shall mean total and permanent disability as defined in Section 22(e)(3) of the Code.

“Equity Award” shall mean each then outstanding award under a Stock Plan relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, performance shares, performance units or other similar awards).

“Good Reason” shall mean the occurrence of any of the following, without Executive’s express written consent:

(i) A material reduction of Executive’s authority, duties or responsibilities, taken as a whole;

(ii) A reduction in Executive’s base compensation;

(iii) A material change in the geographic location at which Executive must perform his or her services; provided that in no instance will the relocation of Executive to a facility or a location of fifty (50) miles or less from Executive’s then current office location be deemed material for purposes of this Agreement;

(iv) failure of the Company to obtain the assumption of this Agreement by any successor to the Company; or

(v) any material breach or material violation of a material provision of this Agreement by the Company (or any successor to the Company);

provided, that the foregoing events shall constitute “Good Reason” only if (i) Executive terminates his or her employment within 60 days of the occurrence of such event and (ii) the Executive has provided the Company with written notice of such event within 10 days after the event occurs and the Company fails to remedy such event within 15 days after first receiving such written notice.

“In Connection with a Change in Control”. A termination of Executive’s employment will be “in Connection with a Change in Control” if Executive’s employment terminates at any time on or within twelve (12) months following a Change in Control.

“MBI Parties” shall mean (i) the Company, (ii) each Subsidiary, (iii) any successor to the Company, and (iv) each of their respective current and former officers, directors, affiliates, attorneys, agents, employees and representatives

“Original Offer Letter” shall mean the letter agreement between the Company and the Executive dated as of January 7, 2021.